Exhibit 99.2

Bitcoin Standard Treasury Company BSTR Holdings, Inc. – Investor Presentation July 2025

Disclaimer

Disclaimers and Other Important Information

This presentation (this "Presentation") is being furnished solely to recipients that are "qualified institutional buyers" as defined in Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), or "accredited investors" (as defined in Rule 501 of Regulation D) (any such recipient, together with its subsidiaries and affiliates, the "Recipient") by Cantor Equity Partners I, Inc. ("CEPO"), BSTR Newco, LLC, a Delaware limited liability company (the "Company" or "BSTR"), and BSTR Holdings, Inc., a Delaware corporation ("Pubco," and together with CEPO and the Company, the "Parties") solely for informational purposes of considering the opportunity to participate in (i) the proposed private placement of convertible notes by Pubco, with options to purchase additional convertible notes and shares of convertible preferred stock (the "Convertible Notes Private Placement"), (ii) the proposed private placement of shares of convertible preferred stock of Pubco (the "Convertible Preferred Stock Private Placement"), (iii) the proposed issuance of Class A ordinary shares by CEPO, which class A ordinary shares will be purchased in cash or Bitcoin (the "Equity Private Placement"), and (iv) the proposed private investment in Newco by purchasing membership interests in Newco (the "Newco Equity PIPE", and, together with the Convertible Notes Private Placement and Convertible Preferred Stock Private Placement, the "Private Placements"), in connection with a potential business combination among the Parties and related transactions (the "Business Combination" and together with the Private Placements, the "Transactions"). By reading this Presentation, the Recipient will be deemed to have agreed to the obligations and restrictions set out below.

This Presentation and any oral statements made in connection with this Presentation do not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any proxy, vote, consent or approval in any jurisdiction, in connection with the Transactions, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. This Presentation does not constitute either advice or a recommendation regarding any securities. Any offer to sell securities pursuant to the Private Placements will be made only pursuant to a definitive subscription agreement and related documentation and will be made in reliance on an exemption from registration under the Securities Act for offers and sales of securities that do not involve a public offering. Any other solicitation or offering of securities shall be made only by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. The Parties reserve the right to withdraw or amend for any reason any offering and to reject any subscription agreement for any reason, or for no reason. The communication of this Presentation is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation. The Recipient acknowledges that it is (a) aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (b) familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and that the Recipient will neither use, nor cause any third party to use, this Presentation or any information contained herein in contravention of the Exchange Act, including, without limitation, Rule 10b-5 thereunder. The convertible notes and the shares of convertible preferred stock to be issued in the Convertible Notes Private Placement and the Class A ordinary shares to be issued in the Equity Private Placement have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

No representations or warranties, express or implied, are given in, or in respect of, this Presentation. This Presentation is subject to updating, completion, revision, verification and further amendment. None of the Parties or their respective affiliates has authorized anyone to provide interested parties with additional or different information. No securities regulatory authority has expressed an opinion about the securities discussed in this Presentation or determined if this Presentation is truthful, accurate or complete, and it is an offense to claim otherwise.

None of CEPO, the Company or Pubco nor any of their respective subsidiaries, equity holders, affiliates, representatives, partners, members, directors, officers, employees, advisers or agents (collectively, "Representatives") makes any representation or warranty, express or implied, as to the accuracy or completeness of the information contained herein or any other written, oral or other communications transmitted or otherwise made available to the Recipient in the course of its evaluation of the Transactions, and nothing contained herein shall be relied upon as a promise or representation whether as to the past or future performance. To the fullest extent permitted by law, none of the Parties nor any of their Representatives shall be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents, its accuracy or sufficiency, its omissions, its errors, reliance on the information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith. In addition, the information contained herein does not purport to contain all of the information that may be required to evaluate the Transactions. The information contained in this Presentation is provided as of the date hereof and may change, and none of the Parties nor any of their Representatives undertakes any obligation to update such information, including in the event that such information becomes inaccurate or incomplete. The general explanations included in this Presentation cannot address, nor is intended to address, your specific investment objectives, financial situations or financial needs.

Recipients of this Presentation are not to construe its contents, or any prior or subsequent communications from or with any Party or their respective Representatives, as investment, legal or tax advice. In addition, this Presentation does not purport to be all-inclusive or to contain all of the information that may be required to make a full analysis of the Parties and each of the Transactions. Recipients of this Presentation should read the definitive documents for the Private Placements or any other Transaction and make their own evaluation of the Parties and the Private Placements or any other Transactions and of the relevance and adequacy of the information and should make such other investigations as they deem necessary.

You are urged to request any additional information you may consider necessary or desirable in making an informed investment decision. You (and your Representative, if any) are invited, prior to the entry into any definitive documentation with respect to the Private Placements or the consummation of any other Transaction, to ask questions of, and receive answers from, the Parties concerning the Transactions and to obtain additional information regarding the Transactions, to the extent the same can be acquired without unreasonable effort or expense, in order to verify the accuracy of the information contained herein.

2

Disclaimer (Cont'd)

Confidentiality

This information is being distributed to you on a confidential basis. By receiving this information, you and your affiliates and Representatives agree to maintain the confidentiality of the information contained herein. Without the express prior written consent of each of the Parties, this Presentation and any information contained within it may not be (i) reproduced (in whole or in part), (ii) copied at any time, (iii) used for any purpose other than your evaluation of the Parties and the Transactions or (iv) provided to any person except your employees and advisors with a need to know who are advised of the confidentiality of the information. This Presentation supersedes and replaces all previous oral or written communications between the parties hereto relating to the subject matter hereof.

Forward-Looking Statements

This Presentation (and any oral statements regarding the subject matter of this Presentation) contains certain forward-looking statements within the meaning of the U.S. federal securities laws with respect to the Parties and the Transactions, including, expectations, hopes, beliefs, intentions, plans, prospects, financial results, strategies and other statements relating to CEPO, Pubco, the Company and the Transactions and statements regarding the anticipated benefits and timing of the completion of the Transactions, the assets held by the Company, the price and volatility of Bitcoin, the future supply of and demand for Bitcoin, Bitcoin's growing prominence as a digital asset and as the foundation of a new monetary system, Bitcoin's ability to hedge inflation and economic uncertainty, Pubco's listing on an applicable securities exchange, the economic conditions surrounding Bitcoin, Pubco's planned business strategy including Pubco's ability to grow its shareholders' ownership of Bitcoin over time, generate Bitcoin yield, partner with Bitcoin technology companies and produce and provide Bitcoin-related advisory and other services, Pubco's ability to catalyze the fusion of Bitcoin into finance and capital markets, Pubco's ability to access legacy Bitcoin investors, any projected outcomes or expectations of crypto treasury strategies or businesses, expectations of Bitcoin to perform as a superior treasury asset, Pubco's plans and use of proceeds, objectives of management for future operations of Pubco, pro forma ownership of Pubco, the upside potential and opportunity for investors relating to participation in the Private Placements or any future securities resulting from any proposed Transactions, any pro forma values associated with any Transactions or with Pubco, any proposed Transaction structures and offering terms, plans and expectations for Bitcoin adoption, value creation, investor benefits and strategic advantages, market size and growth opportunities, regulatory conditions, competitive position and the interest of other corporations in similar business strategies, technological and market trends, future financial condition and performance and expected financial impacts of the Transactions, any expected benefits, future scaling and efficiency upgrades associated with Bitcoin and any expectations, intentions, strategies, assumptions or beliefs about future events, results of operations or performance or that do not solely relate to historical or current facts. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "potential," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions.

Forward-looking statements are predictions, projections and other statements about future events or conditions that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Presentation, including, but not limited to: the risk that the Transactions may not be completed in a timely manner or at all, which may adversely affect the price of CEPO's securities; the risk that the Business Combination may not be completed by CEPO's business combination deadline; the failure by the Parties to satisfy the conditions to the consummation of the Business Combination, including the approval of CEPO's shareholders, or any of the Private Placements; failure to realize the anticipated benefits of the Transactions; the level of redemptions of CEPO's public shareholders which may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing, or trading of the Class A ordinary shares of CEPO or the Class A common stock of Pubco; the lack of a third-party fairness opinion in determining whether or not to pursue the Business Combination; the failure of Pubco to obtain or maintain the listing of its securities any stock exchange on which Pubco's Class A common stock will be listed after closing of the Business Combination; costs related to the Transactions and as a result of becoming a public company; changes in business, market, financial, political and regulatory conditions; risks relating to Pubco's anticipated operations and business, including the highly volatile nature of the price of Bitcoin; the risk that Pubco's stock price will be highly correlated to the price of Bitcoin and the price of Bitcoin may decrease at any time after the closing of the Transactions; risks related to increased competition in the industries in which Pubco will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding Bitcoin; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; risks that after consummation of the Business Combination, Pubco experiences difficulties managing its growth and expanding operations; challenges in implementing Pubco's business plan, including Bitcoin-related advisory services and other Bitcoin-related services, due to operational challenges, significant competition and regulation; being considered to be a "shell company" by any stock exchange on which Pubco's Class A common stock will be listed or by the Securities and Exchange Commission ("SEC"), which may impact the ability to list Pubco's Class A common stock and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities; the outcome of any potential legal proceedings that may be instituted against the Company, CEPO, Pubco or others following announcement of the Business Combination; and those risk factors discussed in documents of Pubco, the Company, or CEPO filed, or to be filed, with the SEC.

The foregoing list of risk factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the final prospectus of CEPO dated as of January 6, 2025 and filed by CEPO with the SEC on January 7, 2025, CEPO's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q on file, and to be filed, with the SEC and the registration statement on Form S-4 and proxy statement/prospectus that will be filed by Pubco and CEPO, and other documents filed by CEPO and Pubco from time to time with the SEC, as well as the list of risk factors included in Annex A herein. These filings do or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There may be additional risks that none of the Parties presently know or that the Parties currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and none of the Parties or any of their Representatives assumes any obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of the Parties or any of its Representatives gives any assurance that any of CEPO, the Company or Pubco will achieve its expectations. The inclusion of any statement in this presentation does not constitute an admission by Pubco or CEPO or any other person that the events or circumstances described in such statement are material.

3

Disclaimer (Cont'd)

Industry and Market Data

This Presentation has been prepared by the Parties and their Representatives and includes market data and other statistical information from third-party industry publications and sources as well as from research reports prepared for other purposes. Although the Parties believe these third-party sources are reliable as of their respective dates, none of the Parties or any of their respective Representatives has independently verified the accuracy or completeness of this information and cannot assure you of the data's accuracy or completeness. Some data are also based on the Parties' good faith estimates, which are derived from both internal sources and the third-party sources. None of the Parties or their Representatives make any representation or warranty with respect to the accuracy of such information. The Parties expressly disclaim any responsibility or liability for any damages or losses in connection with the use of such information herein. Accordingly, such information and data may not be included in, may be adjusted in, or may be presented differently in, any registration statement, prospectus, proxy statement or other report or document to be filed or furnished by CEPO or Pubco, or any other report or document to be filed by Pubco following completion of the Business Combination with the SEC.

Trademarks and Intellectual Property

All trademarks, service marks, and trade names of any Party or their respective affiliates used herein are trademarks, service marks, or registered trade names of such Party or its respective affiliate, respectively, as noted herein. Any other product, company names, or logos mentioned herein are the trademarks and/or intellectual property of their respective owners, and their use is not alone intended to, and does not alone imply, a relationship with any Party, or an endorsement or sponsorship by or of any Party. Solely for convenience, the trademarks, service marks and trade names referred to in this Presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that any Party or the applicable rights owner will not assert, to the fullest extent under applicable law, their rights or the right of the applicable owner or licensor to these trademarks, service marks and trade names.

Additional Information and Where to Find It

In connection with the Business Combination, CEPO and Pubco intend to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a document that serves as a joint prospectus and proxy statement, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all CEPO shareholders. CEPO will also file other documents regarding the Transactions with the SEC.

Before making any voting or investment decision, investors, shareholders and other interested persons of CEPO are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with Transactions carefully and in their entirety as they become available because they will contain important information about the Transactions.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by CEPO through the website maintained by the SEC at www.sec.gov.

The documents filed by CEPO and Pubco with the SEC also may be obtained free of charge, once available, on the SEC's website at www.sec.gov or by directing a request to: Cantor Equity Partners, Inc., 110 East 59th Street, New York, NY 10022; e-mail: CantorEquityPartners@cantor.com.

Participants in Solicitation

CEPO, Pubco, the Company and their respective directors and executive officers may be deemed under SEC rules to be participants in the solicitation of proxies from CEPO's shareholders in connection with the Business Combination. A list of the names of such directors and executive officers, and information regarding their interests in the Business Combination and their ownership of CEPO's securities are, or will be, contained in CEPO's filings with the SEC. Additional information regarding the interests of the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of CEPO's shareholders in connection with the Business Combination, including and the names and interests of the Company and Pubco's directors and executive officers, will be set forth in the proxy statement/prospectus on Form S-4 for the Business Combination, which is expected to be filed by Pubco and CEPO with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

4

5 Management Bios Dr. Adam Back – Chief Executive Officer Adam Back is a cryptographer and cypherpunk, and one of Bitcoin’s most influential figures, known for being among the first pioneers and advocates for the widespread adoption of Bitcoin. As Co - Founder and CEO of Blockstream, Dr. Back built the leading provider of blockchain technologies that has remained on the edge of progress in cryptography and distributed systems. His leadership as a founder and executive has been essential to advancing cryptography and bitcoin - financial infrastructure. Beyond Blockstream, Dr. Back is well - known for inventing Hashcash, a “proof - of - work” system. Adam was one of the first people to receive an email from Satoshi Nakamoto. Now, as CEO of BSTR, he is building one of the largest Bitcoin treasury companies in the world, with plans to redefine the treasury strategy for the rapidly evolving Bitcoin era. Sean Bill – Chief Investment Officer Sean Bill is an experienced investor in the FinTech and cryptography space. As an early advocate for Bitcoin within the pension industry, Sean has been essential for promoting the adoption of digital assets in institutional investment portfolios. Serving as the Chief Investment Officer at Blockstream, he has been leading the Asset Management Division to develop Bitcoin - based solutions. With over 30 years in traditional finance, Sean has held leadership roles such as CIO at Prime Meridian Capital Management, where he oversaw award - winning hedge funds, and as Treasurer and CIO for the Santa Clara Valley Transportation Authority – one of the first public pensions to purchase Bitcoin. Named to CIO Magazine’s Power 100 List, Sean is a recognized expert in institutional investment and a pioneer in integrating Bitcoin into traditional portfolios. As CIO of BSTR, Sean will continue to shape the future of Bitcoin in institutional finance.

Executive Summary

The BSTR team combines the ongoing financialization of Bitcoin with a deep understanding of the technology and unparalleled access to the Bitcoin community – a dimension largely overlooked by competitors

- → **Our differentiated Bitcoin thesis**
  - → The **Bitcoin treasury landscape continues to accelerate,** and institutions are seeking a trusted partner
  - → The BSTR team is **uniquely positioned** to shape and lead in **Bitcoin-native capital markets**
- → **BSTR's investment thesis**
  - → BSTR team has **extensive experience with Bitcoin treasury companies** and will use that experience to catalyze the fusion of Bitcoin into finance and capital markets
  - → BSTR has **unique access to Bitcoin OGs** - with credibility and access to Bitcoin's original adopters, unlocking additional sources of Bitcoin supply
  - → Large formation Bitcoin contribution: **25,000 Bitcoin invested by founding team at inception**
  - → Attractive deal offering investors to **co-invest at "ground floor" with same economics as founding team**
- → **Opportunity for investors**
  - → BSTR is targeting **$1.5 billion of total fiat financing** consisting of (i) $750[(1)] million of convertible debt, (ii) $350 million of convertible preferred stock[(2)], and (iii) $400 million of fiat common equity
  - → Concurrently, BSTR is targeting a raise of **5,021 Bitcoin** through an **in-kind equity PIPE** paid in Bitcoin
  - → All raises, excluding the options, to be announced concurrently with the Company's **business combination with** Cantor Equity Partners I, Inc. (the "Transaction"), **a $200 million SPAC**[(3)]

---

(1) Includes base deal of $500M of convertible notes plus $125M 15-day option to purchase additional notes and $125M 30-day option for additional notes.
(2) Includes (i) $30M issued at announcement and $320M issuable upon exercise of 30-day option for convertible notes investors. Proceeds estimated to be ~$298M after accounting for OID of 85.0.
(3) Approximate amount held in trust account of Cantor Equity Partners I, Inc. assuming no redemptions prior to the closing of the Transaction.

6

I. Our Differentiated Bitcoin Thesis II. BSTR Investment Thesis III. Transaction Details and Timeline Appendix: Risk Factors

Bitcoin: Shaped by Our Unique Relationship to Satoshi Nakamoto In 2008, Satoshi requested to cite Adam’s Hashcash paper — a foundational moment linking Bitcoin to Adam’s prior research on “proof - of - work” 8 Contributed to Bitcoin protocol before launch 2008 Email from Satoshi Dr. Adam Back is a Key Figure in the Bitcoin Universe Remains key voice in “proof - of - work” field Viewed by many to be as close as you can get to Satoshi “Patient Zero” Recognized Bitcoin early adopter and advocate

2009 2011 2013 2015 2017 2019 2021 2023 2025 2027 2029 2031 2033 2035 2037 2039 2041 2043 2045 2047 2049 2051 Commentary Potential as a Hedge to Inflation and Economic Uncertainty, Built on Principles of Sound Money 9 Immutable Supply Cap at 21 Million Bitcoin — There is No Way to Make More (Unlike Fiat) M2 Money Supply (1) Bitcoin Supply (2) Bitcoin is one of the only mathematically quantifiable scarce assets that could protect against monetary debasement and has the potential to act as a global hedge in times of crisis Capped verifiable supply creates scarcity and positions Bitcoin as a potential hedging asset against inflationary pressures Inflation & currency devaluation are fueling global demand for scarce assets Bitcoin hits 21 million Bitcoin Price Discovery Limited Supply Treasury Demand (1) From January 1, 2009 to May 1, 2025; Per fred.stlouisfed.org as of July 3, 2025. (2) Per bitcoinvisuals.com as of July 3, 2025. (3) Per imf.org as of July 3, 2025; Represents 2022 – 2024. 21 Million Total Bitcoin Average Last 3 - Year Global Inflation Rate ~7.0% (3)

Adopted to Unlock Cash Reserve Value Adopted to Diversify & Hedge Exposure 5 4 Adoption Keeps Spreading – With Each New Group Infusing Its Own Value & Knowledge into Bitcoin Bitcoin’s trajectory is marked by onboarding of stakeholder groups, each expanding the network’s legitimacy, utility, & reach 10 Each new cohort adds liquidity, political influence, and social proof, turning Bitcoin from an insurgent technology into an emergent monetary system Seeded the Idea Built the Infrastructure & Protocol Attracted to the Community, Sought Asymmetric Upside Cypherpunks & Libertarians Developers & Technologists Retail Investors 1 2 3 Corporations and Nation States Institutional Investors

Treasury Momentum Accelerates - Institutions Seek a Trusted Partner

Public Company Bitcoin Adoption


Total Bitcoin held in corporate reserves
Other Notable Treasuries Announced Since April 2025
STRIVE
AMERICAN BTC
ProCap BTC
RIOT
(1/1/2020)
19,225 BTC
Strategy
(8/11/2020)
597,325 BTC
MARA
(12/31/2020)
49,940 BTC
METAPLANET
(04/23/2024)
13,350 BTC
Semler Scientific
(05/28/2024)
4,449 BTC
XXI
(05/09/2025)
39,091 BTC
GameStop
(05/28/2025)
4,710 BTC
2020
2021
2022
2023
2024
2025

The pace of institutional ***Bitcoin acceptance has accelerated dramatically, creating a market need for a leader*** to illuminate the path forward for its adoption

Early Adoption

→ The initial wave of adoption emerged out of necessity

→ Struggling corporations or forward-looking companies seeking innovative treasury solutions

Corporate Treasury Evolution

→ Treasury offerings evolved to include institutional offerings

- → Tax-efficient structuring
- → Local champions across regional markets

Broader Corporate Adoption

→ Corporates are recognizing Bitcoin as a reliable way to preserve purchasing power parity for hard-earned reserves

→ Emerges as a potential key treasury asset in the face of long-term monetary debasement

Sovereign Adoption

→ Nation states are beginning to view Bitcoin as potential infrastructure for national sovereignty

→ Viewed as a form of "digital gold" – supporting the idea of monetary independence and strategic autonomy

Sources: bitcointreasuries.net and company documents as of July 1, 2025.
Note: Chart uses a logarithmic scale.

11

Nascent Capital Markets Offer a Rare Chance to Shape — and to Lead

Bitcoin is evolving from a passive store of value into an active financial layer — unlocking capital formation, credit, and yield in a Bitcoin-native context; BSTR is uniquely positioned to separate the signal from the noise and accelerate widespread adoption

As Large Holders Adopt Bitcoin, the Natural Progression is Its Deployment to Generate Returns in Bitcoin Itself

→ The Bitcoin Treasury market is beginning to take notice of recent announcements related to companies with plans to actively integrate and use Bitcoin versus passive Bitcoin holders

  → BSTR has unparalleled domain expertise in Bitcoin protocols & programmability and can responsibly unlock Bitcoin capital markets

*Over time, the market may **reward active managers with resilient NAV[1] premiums** while **passive holders may experience premium compression***

Bitcoin Native Capital Markets…

Companies pursuing in-kind yield strategies may command a durable NAV premium

Emergence of Bitcoin capital markets such as:

→ Lower risk Bitcoin-denominated yield generation strategies

→ Bitcoin-native borrowing and lending mechanisms

→ Structured financial products (i.e. Bitcoin-denominated converts)

→ Hybrid products such as BitBonds and Bitcoin-backed real estate instruments

…In a Rapidly Evolving Landscape[2]


Pulte
@pulte
Follow
After significant studying, and in keeping with President Trump's vision to make the United States the crypto capital of the world, today I ordered the Great Fannie Mae and Freddie Mac to prepare their businesses to count cryptocurrency as an asset for a mortgage.
SO ORDERED



U.S. FEDERAL HOUSING FHFA

In Re: Order Issuing Directive to Consider Cryptocurrency as an Asset in Risk Assessments (Fannie Mae and Freddie Mac)

Decision No. 2025-360

Order Issuing Directive to Consider Cryptocurrency as an Asset for Single-Family Loans Delivered to Fannie Mae and Freddie Mac

WHEREAS, Fannie Mae and Freddie Mac (the Enterprises) maintain a pivotal role in the U.S. housing finance system by providing stability and liquidity to the secondary market for residential mortgages through prudent standards to help ensure sustainable, long-term homeownership.

WHEREAS, cryptocurrency is an emerging asset class that may offer an opportunity to build wealth outside of the stock and bond markets.

WHEREAS, cryptocurrency has not typically been considered in the mortgage risk assessment process for mortgage loans delivered to the Enterprises, without converting the cryptocurrency to U.S. dollars prior to loan closing.

WHEREAS, U.S. Federal Housing FHFA has now determined that the consideration of additional borrower assets in the Enterprises' single-family mortgage loan risk assessments may enable the Enterprises to assess the full spectrum of asset information available for reserves and to facilitate sustainable homeownership to creditworthy borrowers.

NOW THEREFORE, U.S. Federal Housing FHFA, as conservator, hereby directs each Enterprise to prepare a proposal for consideration of cryptocurrency as an asset for reserves in their respective single-family mortgage loan risk assessments, without conversion of said cryptocurrency to U.S. dollars. Each Enterprise is directed to consider only cryptocurrency assets that can be evidenced and stored on a U.S.-regulated centralized exchange subject to all applicable laws. Additionally, each Enterprise is directed to consider additional risk mitigants per their own assessment, including adjustments for market volatility and ensuring sufficient risk-based adjustments to the share of reserves comprised of cryptocurrency. Prior to implementing any changes, each Enterprise must submit and receive approval from its Board of Directors prior to submitting to U.S. Federal Housing FHFA for review.

This Order is effective immediately and should be implemented as soon as reasonably practical.

William J. Pulte
Director, U.S. Federal Housing FHFA

6/25/25
Date

(1) Net Asset Value.
(2) x.com, William Pulte on June 25, 2025.

12

I. Our Differentiated Bitcoin Thesis II. BSTR Investment Thesis III. Transaction Details and Timeline Appendix: Risk Factors

The BSTR Opportunity for Investors 14 5 1 Pioneers of the Bitcoin Treasury Model — Leading Domain Expertise Clear track record and understanding of winning Bitcoin treasury strategies 2 Potential Options to Accumulate Bitcoin for Shareholders Multitude of Bitcoin and fiat - denominated options to continue to raise capital and maximize Bitcoin accumulation into the future – including via Bitcoin denominated instruments 3 Aiming to Catalyze the Fusion of Bitcoin into Finance and Capital Markets The right team that combines a deep understanding of Bitcoin, the technology, and has an expertise in systematic investment strategies applied to Bitcoin 4 Access to Legacy Bitcoin Leaders Targeting participation and contribution from early Bitcoin pioneers through in - kind investments and access to long held Bitcoin not held on exchanges 6 Aligned for the Long Haul — BSTR Invests Alongside You Founders deeply invested alongside outside capital and a plan to reinvest into BSTR as well as into the Bitcoin financial ecosystem; decades of experiences navigating market cycles including Bitcoin Unparalleled Access to Technology and Financial Expertise Uniquely positioned to accelerate the adoption of the Bitcoin protocol in technologies and financial products Attractive Deal Offering Investors to Co - Invest at “Ground Floor” with Same Economics as Founding Team Opportunity to co - invest at zero premium to mNAV (1) at inception – alongside the founding members (1) Multiple on Net Asset Value.

Pioneers of the Bitcoin Treasury Model - With Leading Expertise Having invested in or co - created multiple prominent Bitcoin treasury firms, our founders have developed unique insight into what drives success 15 Firms That can Justify a Premium to mNAV (2) : ▪ Possess domain expertise in Bitcoin - native infrastructure ▪ Utilize convertible ladders to optimize entry and unlock long - term flexibility ▪ Are able to generate in - kind Bitcoin yield, eventually ▪ Possess mastery of novel metrics: Bitcoin yield, Bitcoin torque, months to cover mNAV (3) , etc. (1) Founders of and key investors in BSTR have invested in dozens of additional bitcoin treasuries. (2) Multiple of Net Asset Value. (3) Multiple on Net Asset Value. The BSTR Team has Invested Across All Stages of Bitcoin Treasury Companies (1) Confidential UK (x2) ProCap Confidential Swiss

Potential Options to Accumulate Bitcoin for All Shareholders BSTR has multiple thoughtful, methodical possible avenues to accumulate, safeguard and compound Bitcoin on behalf of shareholders 16 - Denominated - Denominated Bitcoin Convertible Notes Bitcoin Equity PIPE FIAT Convertible Notes Convertible Preferred ATM / CEF FIAT Equity PIPE Convertible debt instrument funded directly in Bitcoin Common stock issued in a private placement, funded directly in Bitcoin Debt instrument with coupon and equity conversion option Preferred stock instrument convertible into common stock Option to sell stock into the market at the market price Common stock issued in a private placement Description Reduced liquidity risk and enables in - kind investment Ability to capture demand from Bitcoin focused investors who do not want to sell Bitcoin Attractive to investors due to downside protections Unlocks additional investor base and appeals to retail demand Company controls timing and size of sales, providing flexibility Straightforward, minimally prohibitive raise with short timeline to announcement Advantages Priced at NAV (1) : PIPE investors will be getting in on the “ground floor” and have the opportunity to capture any potential NAV premium value (1) Net Asset Value.

BSTR: Catalyzing the Fusion of Bitcoin into Finance & Capital Markets Not just participating in the Bitcoin ecosystem — we’re planning to actively shape the transition to a Bitcoin - native financial system 17 Advisory Help corporates and sovereigns adopt Bitcoin infrastructure and strategy Implementation Partner with leading Bitcoin technology companies BTC Yield Explore not just holding Bitcoin, but the generation of in - kind yield BSTR Provides a Unique Combination of These Capabilities Deep understanding of Bitcoin trajectory and technology Expertise in systematic investment strategies applied to Bitcoin Business Plan BTC Alpha Examine opportunities to generate alpha through a multi - strategy approach to capital markets

Crucial Access to Bitcoin OGs (1) 18 Decreasing Supply of Bitcoin Available on Exchanges (2) Note: “Bitcoin Whale” is defined as any individual holding greater than 1,000 BTC. (1) Bitcoin OGs are individuals who were early adopters and actively involved with Bitcoin since its inception or shortly thereafter. (2) From coinglass.com/Balance as of July 3, 2025. BTC Price BTC Balance (TBD Chart Metrics) BSTR combines over a decade long track record of Bitcoin investing with access and credibility to Bitcoin’s original adopters , unlocking additional sources of Bitcoin supply in a potentially tax - advantaged structure Decreasing BTC balances available on exchanges

Alignment with Shareholders through Long - Term Perspective & Significant Co - Investments 19 Strategic alignment with public shareholders High Integrity High integrity to stakeholders - no punitive SPAC structures (warrants etc.) Co - Investment Meaningful co - investment and plans to participate in future raises alongside investors Full Cycle Investors Long - term Bitcoin believers in both bull and bear markets Bitcoin Believers We are believers in the Bitcoin protocol and aligned with the Bitcoin community Long - Term Viewpoint Aversion to profiteering from early momentum; investing & compounding for the long haul Capital Reinvestment Intention to re - invest capital into the Bitcoin ecosystem when strategically compelling

Attractive Deal Offering Investors to Co - Invest at “Ground Floor” With Same Economics as Founding Team Pre - Funding Bitcoin Purchases not Necessary ᒦ Avoids additional fees and price risks being incurred Large Formational Bitcoin Contribution ᒦ 25,000 Bitcoin invested by founding team providing a fortress balance sheet at inception Bitcoin - denominated Equity PIPE including from Prominent Bitcoiners ᒦ BSTR is targeting Bitcoiners – funded BY the community FOR the community BSTR a Viable Long - Term Bitcoin Treasury Strategy ᒦ Combining the financialization of Bitcoin with a deep understanding of the technology and unparalleled access to the Bitcoin community – a dimension largely overlooked by competitors Opportunity to Co - Invest at Zero Premium to mNAV (1) at Inception ᒦ Ability to invest alongside the founding team Bitcoin Priced at Closing of Transaction ᒦ Allows for fair treatment of all stakeholders 20 (1) Multiple on Net Asset Value.

I. Our Differentiated Bitcoin Thesis II. BSTR Investment Thesis III. Transaction Details and Timeline Appendix: Risk Factors

Offering Summary Term Sheet – Convertible Notes

CEPO and BSTR are considering issuing Convertible Senior Notes

Pricing Date	▪ July 16, 2025
Issue Date	▪ Upon closing of the Business Combination
Issuer / Underlying Symbol	▪ BSTR
Securities Offered	▪ Convertible Notes
Base Deal Size / Notional	▪ $500 million / 500,000 Convertibles Notes
Form of Offering	▪ Private Placement pursuant to Section 4(a)(2) with intent to wrap the notes with a 144A CUSIP on the Closing Date (to facilitate post-closing trading among QIBs) and SEC-register the notes and shares underlying as promptly as practicable after the Closing Date
Debt Ranking / LTV	▪ Senior with no permitted senior secured indebtedness that ranks senior to the notes. Convertible Notes to be 3:1 collateralized (33.3% LTV) as of Closing Date
Collateral Release Mechanism	▪ The NAV of the underlying collateral will be calculated at the end of every quarter based on a 10-day average lookback (“Average Price”). For each quarter where the price of BTC has increased 33.3% above (the “Qualifying Price”) the 10-day average price of Bitcoin as of the day before closing (the “Average Bitcoin Price at Closing”), collateral equal to 40% of the value of the increase in collateral above the Average Bitcoin Price at Closing will be released in an un-clawbackable manner. For each calendar quarter after the initial collateral release, the additional collateral to be released will be 40% of the value of the increase, if any, in collateral above the highest previous Average Price. ▪ The public float of BSTR will be calculated at the end of every quarter based on a 10-day average lookback (“Public Float”). For each quarter where the Public Float is >200% of the par notional value of the notes (the “Qualifying Float”), collateral equal to 66.6% of the value of the Qualifying Float will be released in an un-clawbackable manner. For each calendar quarter after the initial collateral release, the additional collateral to be released will be 66.6% of the value of the increase, if any, in collateral above the highest previous Qualifying Float.
Maturity	▪ 5-years from Closing Date
Issuer Redemption	▪ Non-callable for 3.0 years from Issue Date, thereafter callable partially or in whole, if the stock trades at 130% of the Conversion Price for 20 trading days out of 30 consecutive trading days, plus share Make-Whole
Investor Put Right	▪ Discrete investor put right at 100% of Notional plus accrued interest, 3.0-years from Closing Date
Investor Protections	▪ Anti-dilution and Fundamental Change including share Make-Whole
Denomination	▪ $1,000 per Note
Conversion Reference Price	▪ $10.00 per share
Coupon	▪ 1% payable semi-annually in cash
Conversion Premium / Price	▪ 130% of Conversion Reference Price / $13.00 per Share
Investor Conversion Rights	▪ During any calendar quarter after December 31, 2025 if the last reported sale price of the Common Stock on each of at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the immediately proceeding calendar quarter is greater than or equal to 130% of the conversion price on such trading day
Settlement Type	▪ Cash, Class A Shares(1) or any combination thereof upon conversion at BSTR’s option
Use of Proceeds	▪ To facilitate the purchase of Bitcoin, to pay future convertible interest expenses, and general corporate purposes
Option to Purchase Additional Notes	▪ $125.0 million for 15 days post pricing, plus $125.0 million for 30 days post pricing
Option to Purchase Convertible Preferred	▪ $320.0 million for 30 days post-pricing
Concurrent Equity Offerings	▪ $400.0 million Common Equity PIPE / 5,021 BTC in-kind contribution for Common Equity PIPE(2)
Sole Placement Manager	▪ Cantor Fitzgerald

(1) Class A shares entitled to 0 votes per share and Class B shares entitled to 1 vote per share.
(2) Includes potential U.S.-based BTC investors contributing into Newco (see slide 26).

22

Offering Summary Term Sheet – Convertible Preferred CEPO and BSTR are considering raising equity through a Convertible Preferred 23 (1) Class A shares entitled to 0 votes per share and Class B shares entitled to 1 vote per share. ▪ July 16, 2025 Pricing Date ▪ Upon closing of the Business Combination Issue & Funding Date ▪ BSTR Issuer / Underlying Symbol ▪ Cumulative Convertible Preferred Stock Securities Offered ▪ Perpetual / Non - redeemable by the Issuer Maturity / Issuer Redemption ▪ $350 million / 3,500,000 Preferred Shares Amount Offered / Notional ▪ $100.00 per Preferred Share plus accumulated and unpaid dividends Liquidation Preference ▪ $85.00 per Preferred Share Offering Price ▪ 11.00% Yield to Call: ▪ Private Placement pursuant to Section 4(a)(2) with intent to wrap the Preferred Shares with a 144A CUSIP on the Closing Date (to facilitate post - closing trading among QIBs) and SEC - register the Preferred Shares and Common Stock underlying as promptly as practicable after the Closing Date Form of Offering ▪ Anytime after 5.0 years from Closing Date, at the Issuer’s election, if the stock trades at 130% of the Conversion Price for 20 out of 30 consecutive days, plus share Make - Whole Mandatory Conversion ▪ Any time post Closing at the option of the holder Conversion Rights ▪ Anti - dilution and Fundamental Change including share Make - Whole Investor Protections ▪ $10.00 per Class A Share Conversion Reference Price ▪ 7.0% payable quarterly in cash, or common stock at Issuer’s election at 98% of a daily VWAP Dividend ▪ 130% of Conversion Reference Price ($13.00 per Class A Share / $130.00 per Preferred Share) Conversion Premium / Price ▪ None unless dividends payable are in arrears for six or more quarterly periods Voting Rights ▪ Physical Settlement - Class A Shares (1) upon conversion Settlement Type ▪ To facilitate the purchase of Bitcoin and general corporate purposes Use of Proceeds ▪ Cantor Fitzgerald Sole Placement Manager

Offering Summary Term Sheet – Bitcoin Equity PIPE CEPO and BSTR are considering raising equity through a Bitcoin Equity PIPE 24 ▪ CEPO / Cayman Islands (1) Issuer / Incorporation ▪ July 16, 2025 Pricing Date ▪ Upon closing of the Business Combination Issue Date ▪ 5,021 Bitcoin (1) Deal Size ▪ CEPO Class A Ordinary Shares (the “Shares”) (2) Securities Offered ▪ CEPO and BSTR to use commercially reasonable efforts to have the shares of Pubco Class A stock issued in exchange for the Shares registered on the Form S - 4 registration statement and otherwise to register the Shares on a Form S - 1 to be filed after closing Registration ▪ $500.0 million Convertible Senior Notes base offering (3) Concurrent Convertible Notes Offering ▪ $400.0 million Fiat Equity PIPE Concurrent Fiat Equity PIPE ▪ Cantor Fitzgerald Sole Placement Agent (1) Includes potential U.S. - based BTC investors contributing into Newco (see slide 26). (2) Will be exchanged for shares of non - voting Pubco Class A common stock upon closing of the Business Combination. (3) Amount does not include the (i) two $125.0 million options to purchase additional convertible notes and (ii) one $320.0 million option to purchase Convertible Preferred Stock as part of the convertible notes offering.

Offering Summary Term Sheet – Fiat Equity PIPE CEPO and BSTR are considering raising equity through a Fiat Equity PIPE 25 ▪ CEPO / Cayman Islands Issuer / Incorporation ▪ July 16, 2025 Pricing Date ▪ Upon closing of the Business Combination Issue Date ▪ $400.0 million Deal Size ▪ CEPO Class A Ordinary Shares (the “Shares”) (1) Securities Offered ▪ CEPO and BSTR to use commercially reasonable efforts to have the shares of Pubco Class A stock issued in exchange for the Shares registered on the Form S - 4 registration statement and otherwise to register the Shares on a Form S - 1 to be filed after closing Registration ▪ $500.0 million Convertible Senior Notes base offering (2) Concurrent Convertible Notes Offering ▪ 5,021 Bitcoin Equity PIPE (3) Concurrent Bitcoin Equity PIPE ▪ Cantor Fitzgerald Sole Placement Agent (1) Will be exchanged for shares of non - voting Pubco Class A common stock upon closing of the Business Combination. (2) Amount does not include two $125.0 million options to purchase additional convertible notes and one $320.0 million option to purchase shares of the Convertible Preferred Stock as part of the convertible notes offering. (3) Includes potential U.S. - based BTC investors contributing into Newco (see slide 26).

Illustrative Transaction Structure



BSTR Convertible Notes & Convertible Preferred
Convert Investors
Convertible Preferred Investors
$750M Cash(1)
~$298M Cash(1)
1D
6
BSTR Class A & Class B Shares
BSTR Class A Shares
BSTRC
5B
BSTR
4B
CEPO Shareholders
Equity PIPE Investors
$400M Cash & BTC
1C
3
CEPO Shares
CEPO Merger Sub
Merger #1
4A
CEPO
S1
S2
NewCo Exchange Interests
U.S. BTC PIPE Investors
5C
Merger #2
NewCo
5A
NewCo Merger Sub
1A
1B
2
NewCo Interests
30,021 BTC
BSTRC / U.S. BTC PIPE Investors

At Announcement:

- **1A** BSTR Holdings (Cayman) ("BSTRC") agrees to contribute 25,000 BTC at closing to NewCo in exchange for NewCo Interests
- **1B** Certain U.S.-based BTC Equity PIPE Investors (the "U.S. BTC PIPE Investors") agree to contribute 5,021 BTC at closing in exchange for NewCo Interests(1)
- **1C** Equity PIPE Investors agree to contribute $400M of cash and Bitcoin in exchange for CEPO Shares
- **1D** Convert & Convertible Preferred Investors agree to contribute $750M and ~$298M of cash, respectively, in exchange for BSTR Convertible Notes & BSTR Convertible Preferred(1)

At Close:

- **2** BSTRC / U.S. BTC PIPE Investors contribute 30,021 Bitcoin in exchange for NewCo Interests
- **3** Equity PIPE Investors contribute $400M of cash & BTC to CEPO in exchange for CEPO Shares
- **4A** CEPO merges with and into CEPO Merger Sub with CEPO Merger Sub surviving
- **4B** CEPO Shareholders (including Equity PIPE Investors other than U.S. BTC PIPE Investors) receive BSTR Class A Shares in exchange for CEPO Shares
- **5A** NewCo Merger Sub merges with and into NewCo with NewCo surviving
- **5B** BSTRC receives BSTR Class A & Class B Shares in exchange for NewCo Interests
- **5C** U.S. BTC PIPE Investors receive NewCo Exchange Interests in exchange for NewCo Interests(2)
- **6** Convert & Convertible Preferred Investors contribute $750M & ~$298M, respectively, of cash in exchange for BSTR Convertible Notes & BSTR Convertible Preferred(1)

Note: BSTR Class A & Class B shares entitled to 0 vote per share and 1 vote per share respectively.
(1) Assumes all investors elect to contribute Bitcoin into NewCo. Bitcoin contributable into NewCo or CEPO at individual investor elections.
(2) Includes (i) $500M Initial Convertible Notes, (ii) $250M from exercise of 15-day and 30-day Convertible Note options and (iii) ~$298M from exercise of 30-day Convertible Preferred option.
(3) NewCo Exchange Interests to be economically fungible with BSTR Class A Shares and may be exchanged for BSTR Class A Stock or cash at BSTR election.

26

Transaction Sources and Uses

Illustrative Assumptions

General Assumptions:

- **Bitcoin Price:** $110,000

Bitcoin Contribution Assumptions:

- **Bitcoin Contribution – BSTRC:** 25,000
- **BTC Equity PIPE Contribution:** 5,021

BTC Purchase Assumptions:

- **Convertible Notes Proceeds:** $750.0[(1)] million
- **Convertible Preferred Option Proceeds:** $297.5 million[(2)]
- **Fiat Equity PIPE Proceeds:** $400.0 million

De-SPAC Transaction Assumptions:

- **CEPO Cash in Trust:** $200.0 million
- **CEPO Redemptions Percentage:** 0.00%
- **Estimated Fees & Expenses:** $95.6 million
- **Cash to Balance Sheet:** $230.0 million[(3)]

Illustrative Sources – At Closing

Source	($mm)	(BTC) [(4)]
BTC Contrbution - BSTRC	$2,750	25,000
BTC Equity PIPE Contribution	552	5,021
Fiat Equity PIPE Proceeds	400	-
Convertible Note Proceeds	750	-
Convertible Preferred Stock Proceeds	298	-
SPAC Cash in Trust	200	-
Total	**$4,950**	**-**

Illustrative Uses – At Closing

Use	($mm)	(BTC) [(4)]
BTC Contrbution - BSTRC	$2,750	25,000
BTC Equity PIPE Contribution	552	5,021
BTC Purchases	1,322	12,016
Estimated Fees at Close	96	-
Cash for Operating Expenses	30	-
Other Cash to Balance Sheet	200	1,818
Total	**$4,950**	**43,855**

(1) Includes base deal of $500M of convertible notes plus $125M 15-day option to purchase additional convertible notes and $125M 30-day option for additional convertible notes.
(2) Assumes OID of 85.0.
(3) Includes $30M of first year estimated operating expenses.
(4) Represents number of BTC at $110,000 USD / BTC.

27

Pro Forma Ownership Structure

Illustrative Assumptions

General Assumptions:

- **Bitcoin Price:** $110,000
- **CEPO Share Price:** $10.00

BCP Assumptions:

- **BSTRC Bitcoin Contribution Value ($M):** $2,750.0[(1)]

Equity Assumptions:

- **Bitcoin Equity PIPE ($M):** $552.0[(2)]
- **Fiat Equity PIPE ($M):** $400.0

Convertible Notes & Convertible Preferred Assumptions:

- **Convertible Notes Principal ($M):** $750.0[(3)]
- **Conversion Price:** $13.00
- **Convertible Preferred Principal ($M):** $350.0
- **Conversion Price:** $13.00

SPAC Assumptions:

- **CEPO Shares at Closing (M):** 20.0
- **CEPO Redemption Percentage:** 0.00%

Illustrative Pro Forma Ownership – Pre-Convert

Owner (Contribution)	Shares	Ownership % [(4)]	Vote %
BSTRC (BTC)	275.0	69.9%	100.0%
BTC Equity PIPE (BTC)	55.2	14.0%	0.0%
Fiat Equity PIPE (Fiat)	40.0 [(5)]	10.2%	0.0%
Public SPAC Shareholders (Fiat)	20.0	5.1%	0.0%
Convertible Notes Investors (Fiat)	0.0	0.0%	0.0%
Convertible Preferred Stock Investors (Fiat)	0.0	0.0%	0.0%
Sponsor (Fiat)	3.0 [(6)]	0.8%	0.0%
Total	**393.2**	**100.0%**	**100.0%**

Illustrative Pro Forma Ownership – Post-Conversion

	Shares	Ownership % [(4)]	Vote %
BSTRC (BTC)	275.0	57.5%	100.0%
BTC Equity PIPE (BTC)	55.2	11.6%	0.0%
Fiat Equity PIPE (Fiat)	40.0 [(5)]	8.4%	0.0%
Public SPAC Shareholders (Fiat)	20.0	4.2%	0.0%
Convertible Notes Investors (Fiat)	57.7	12.1%	0.0%
Convertible Preferred Stock Investors (Fiat)	26.9	5.6%	0.0%
Sponsor (Fiat)	3.0 [(6)]	0.6%	0.0%
Total	**477.8**	**100.0%**	**100.0%**

(1) Includes 25,000 BTC at $110,000.
(2) Includes 5,021 BTC at $110,000.
(3) Includes base deal of $500M of convertible notes plus $125M 15-day option to purchase additional convertible notes and $125M 30-day option for additional convertible notes.
(4) Includes Class A and Class B shares of PubCo.
(5) Includes 500,000 Class A shares to be purchased by Sponsor for $5M at closing.
(6) Excludes 500,000 Class A shares to be purchased by Sponsor for $5M at closing.

28

I. Our Differentiated Bitcoin Thesis II. BSTR Investment Thesis III. Transaction Details and Timeline Appendix: Risk Factors

Risk Factors

Certain factors may have a material adverse effect on the business, financial condition and results of operations of BSTR Holdings, Inc., a Delaware corporation ("Pubco"), BSTR Newco, LLC, a Delaware limited liability company (the "Company" or "BSTR") and/or Cantor Equity Partners I, Inc. ("CEPO" and, together with Pubco and the Company, the "Parties") and any proposed investment in the convertible notes (the "Notes") to be issued by Pubco (the "Convertible Notes Private Placement"), any proposed investment in the shares of convertible preferred stock (the "Convertible Preferred Stock") that may be issued by Pubco (the "Convertible Preferred Stock Private Placement"), any proposed investment in the proposed private placement of ordinary shares by CEPO, which ordinary shares will be purchased in cash or Bitcoin (the "Equity Private Placement"), and/or any proposed private investment in the membership interests in Newco (the "Newco Equity PIPE", together with the Equity Private Placement, Convertible Notes Private Placement and the Convertible Preferred Stock Private Placement, the "Private Placements"). The risks and uncertainties described below are not the only ones that the Parties face. Additional risks that the Parties are unaware of, or that the Parties currently believe are not material, may also become important factors that materially adversely affect any of the Parties. If any of the following risks actually occur, the business, financial condition, results of operations, and future prospects of the Parties could be materially and adversely affected. In that event, the trading price of Pubco's Class A common stock ("Pubco Class A Common Stock") following the proposed business combination among the Parties (the "Business Combination") could decline, and investors could lose all or part of their investment.

Risks Related to the Business and Bitcoin Strategy of Pubco

- Pubco's principal asset will be Bitcoin. Bitcoin is a highly volatile asset, and Pubco's operating results may significantly fluctuate, including due to the highly volatile nature of the price of Bitcoin and erratic market movements.
- Due to Pubco's limited operating history and the concentration of its Bitcoin holdings, it will be difficult to evaluate Pubco's business and future prospects, and Pubco may not be able to achieve or maintain profitability in any given period.
- A significant decrease in the market value of Pubco's Bitcoin holdings could adversely affect Pubco's ability to satisfy its financial obligations under the Notes and any subsequent debt financings.
- Pubco will operate in a highly competitive environment and will compete against companies, asset managers and other entities with similar strategies, including companies and other investors with significant Bitcoin holdings and ETFs and ETPs for Bitcoin and other digital assets, and Pubco's business, operating results, and financial condition may be adversely affected if Pubco is unable to compete effectively.
- The introduction of government issued digital assets could eliminate or reduce the need or demand for private-sector issued digital assets, or significantly limit their utility. National governments around the world could launch central bank digital currencies, which could in turn limit the size of the market opportunity for cryptocurrencies, including Bitcoin, and may adversely impact Pubco's business.
- The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of Bitcoin and adversely affect Pubco's business.
- Pubco's Bitcoin holdings will be less liquid than its cash and cash equivalents and may not be able to serve as a source of liquidity for Pubco.
- Pubco will face risks relating to the custody of its Bitcoin. If Pubco or its third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to Pubco's Bitcoin, or if Pubco's private keys are lost or destroyed, or other similar circumstances or events occur, Pubco may lose some or all of its Bitcoin and Pubco's financial condition and results of operations could be materially adversely affected.
- Pubco's Bitcoin acquisition strategy exposes Pubco to risk of non-performance by counterparties, including, in particular, risks relating to its custodians, including as a result of inability or refusal of a counterparty to perform because of a deterioration in the counterparty's financial condition and liquidity or for any other reason.
- Bitcoin and other digital assets are relatively novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could adversely affect Pubco's financial position, operations and prospects. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that could materially adversely affect Pubco's financial position, operations and prospects.
- Policymakers in the U.S. are just beginning to consider what a regulatory regime for digital assets would look like and the elements that would serve as the foundation for such a regime. Pubco may be unable to effectively react to proposed legislation and regulation of digital assets, which would adversely affect its business.
- Bitcoin's status as a "security" in any relevant jurisdiction, as well as the status of Bitcoin-related products and services in general is subject to a high degree of uncertainty and if Pubco is unable to properly characterize such product or service offering, Pubco may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect Pubco's business, operating results, and financial condition.
- Regulatory changes classifying Bitcoin as a "security" could lead to Pubco's classification as an "investment company" under the Investment Company Act of 1940, and would subject Pubco to additional regulation and could materially impact the operation of Pubco' business.
- If Pubco were deemed to be an investment company under the Investment Company Act of 1940, applicable restrictions likely would make it impractical for Pubco to continue segments of its business as currently contemplated and could adversely affect Pubco's financial condition, the market price of Bitcoin and the market price of Pubco's Class A Common Stock and Pubco's results of operations.
- Pubco will not be subject to the same legal and regulatory obligations, including certain compliance and reporting obligations intended to protect investors, that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.
- Due to the unregulated nature and lack of transparency surrounding the operations of many Bitcoin trading venues, Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in Bitcoin trading venues and adversely affect the value of Pubco's Bitcoin holdings.
- Bitcoin is created and transmitted through the operations of the peer-to-peer Bitcoin network, a decentralized network of computers running software following the Bitcoin protocol. If the Bitcoin network is disrupted or encounters any unanticipated difficulties, the value of Bitcoin could be negatively impacted.

30

Risk Factors (Cont’d) 31 Risks Related to the Business and Bitcoin Strategy of Pubco (Cont’d) • Bitcoin is created and transmitted through the operations of the peer - to - peer Bitcoin network, a decentralized network of computers running software following the Bitcoin protocol. If the Bitcoin network is disrupted or encounters any unanticipated difficulties, the value of Bitcoin could be negatively impacted. • Pubco may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm Pubco’s business, financial condition, and operating results. • Pubco’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect Pubco’s reputation, operating results, and financial condition. • Pubco’s mission and operations will include furthering the acceleration of Bitcoin adoption and the fusion of Bitcoin into finance and capital markets, accumulating, safeguarding and compounding Bitcoin, providing Bitcoin - related advisory services and potentially, generating in - kind Bitcoin yield, among other potential operations. Pubco has not previously engaged in these, or similar, businesses and operations, and growing these operations could be difficult for us, including, without limitation, due to operational challenges and significant competition. • Pubco may engage in Bitcoin - related activities in the future, including acquisition, safeguard and compounding of Bitcoin and providing Bitcoin - related advisory services, all of which may be subject to regulation. Pubco has not previously engaged in these business lines and may be unable to implement its business plan, including, without limitation, due to operational challenges, significant competition and regulation. • Changes in laws or regulations, or a failure to comply with any laws and regulations, including any applicable financial industry regulation, could have a material adverse impact on Pubco and its activities. • Bitcoin’s underlying reliance on energy to facilitate transactions is uncertain and fluctuates based on supply, demand and network capacity at the time of a transaction, and fluctuations in energy costs, including gas, oil, fuel, electricity and renewable energy, even temporarily, could harm operating results. • If we were considered to be a “shell company” by Nasdaq, or another stock exchange on which we apply for listing, or by the SEC, we may be unable to list our Pubco Class A Common Stock on a stock exchange and the Business Combination would not occur. • We could be considered to be a “shell company” and we expect to be considered the successor to a shell company, and therefore, we and our stockholders would be restricted in reliance on certain rules or forms in connection with the offering, sale or resale of securities. Risks Related to Being a Public Company • The market price of Pubco Class A Common Stock may be volatile and decline materially as a result of volatility in Bitcoin or the digital asset markets generally, or for other reasons. Investors should be aware that they may lose some or all of their investment. • The principal assets of Pubco following the Business Combination will be its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the Private Placements not invested in Bitcoin. Although Pubco is expected to have certain other operations, Pubco will depend on such retained cash and cash equivalents to pay its debts and other obligations. • If securities or industry analysts do not publish research or reports about Pubco’s business or the Business Combination or publish negative reports, the market price of Pubco Class A Common Stock could decline. • Pubco’s ability to timely raise capital in the future may be limited, or may be unavailable on favorable terms, if at all. Pubco’s failure to raise capital when needed could harm its business, operating results and financial condition. • The issuance of additional shares and/or convertible securities by Pubco could make it difficult for another company to acquire Pubco, may dilute the ownership of Pubco stockholders and could adversely affect the price of Pubco Class A Common Stock. • Future resales of Pubco Class A Common Stock after the consummation of the Business Combination may cause the market price of Pubco’s securities to drop significantly, even if Pubco’s business is doing well. • Pubco will incur higher costs post - Business Combination as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements. • Pubco’s management team is expected to have limited experience managing and operating a U.S. public company. • If Pubco is unable to maintain an effective system of internal controls and compliances, its business and reputation could be adversely affected. • Pubco’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes - Oxley Act that will be applicable to it following consummation of the Business Combination could have a material adverse effect on its business, financial condition, results of operations, cash flow and prospects. • Pubco will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Class A Common Stock less attractive to investors.

Risk Factors (Cont’d) 32 Risks Related to the Business Combination • The market price of Pubco Class A Common Stock after the Business Combination will be affected by factors different from those currently affecting the prices of Class A ordinary shares of CEPO (“CEPO Class A Ordinary Shares”). • The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement among the Parties (the “Business Combination Agreement”) may be terminated in accordance with its terms and the Business Combination may not be completed. • The Business Combination Agreement contains provisions that limit CEPO from seeking an alternative business combination. • Neither CEPO nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post - closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties in the Business Combination Agreement made by Pubco or any other party thereto ultimately proves to be inaccurate or incorrect . • Investors in the Private Placements will experience immediate and material dilution upon closing of the Business Combination as a result of the Class B ordinary shares of CEPO (the “CEPO Class B Ordinary Shares”) held by the sponsor of CEPO (the “Sponsor”), since the value of the CEPO Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, even if the trading price of Pubco Class A Common Stock at such time is substantially less than $ 10 . 00 per share . • Since the Sponsor and CEPO’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of CEPO’s public shareholders, a conflict of interest may exist in determining whether the Business Combination with Pubco is appropriate as CEPO’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CEPO if the Business Combination or any other business combination is not completed, and that the Sponsor will be liable to CEPO in certain circumstances if and to the extent any claims by a third party for services rendered or products sold to CEPO (except for our independent auditors and underwriters of CEPO’s initial public offering), or a prospective target business with which CEPO has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the redemption amount to below certain agreed upon thresholds. • Neither the board of directors of CEPO (the “CEPO Board”) nor any committee thereof may obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, CEPO shareholders will have no assurance from an independent source that the price CEPO is paying in the Business Combination is fair to CEPO — and, by extension, its securityholders — from a financial point of view. • CEPO’s directors and officers will have discretion on whether to agree to changes or waivers in the terms of the Business Combination and their interests in exercising that discretion may conflict with those of CEPO’s shareholders. • CEPO has engaged Cantor Fitzgerald & Co. (“CF&Co.”), who is an affiliate of the Sponsor, to act as an advisor in connection with the Business Combination and CEPO and Pubco have engaged CF&Co. as placement agent in connection with the Private Placements. The Sponsor may therefore have additional financial interests in the completion of the Business Combination. • Members of CEPO’s management team and the CEPO Board have significant experience as founders, board members, officers, executives or employees of other companies . Certain of those persons, as well as CEPO’s affiliates, have been, may be, or may become, involved in litigation, investigations or other proceedings, including related to those companies or otherwise . The defense or prosecution of these matters could be time - consuming and could divert CEPO management’s attention, and may have an adverse effect on CEPO, which may impede CEPO’s ability to consummate the Business Combination . • Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect CEPO’s business, including CEPO’s ability to negotiate and complete the Business Combination . • If the Business Combination is not approved and CEPO does not consummate another initial business combination by its deadline, then the Sponsor’s ordinary shares of CEPO will become worthless and the expenses it has incurred will not be reimbursed . These interests may influence the Sponsor’s decision to approve the Business Combination . • A substantial majority of CEPO’s public shareholders may redeem their CEPO Class A Ordinary Shares, which will reduce proceeds available to fund Pubco’s operations following the Business Combination . • The ability of public shareholders of CEPO to exercise redemption rights with respect to a large number of CEPO’s public shares may reduce the public “float” of CEPO Class A Ordinary Shares, reduce the liquidity of the trading market for the CEPO Class A Ordinary Shares on Nasdaq, or make it difficult to obtain or maintain the quotation, listing or trading of shares of Pubco Class A Common Stock on Nasdaq, and consequently may not allow the parties to complete the Business Combination, or optimize Pubco's capital structure following the Business Combination. • If CEPO seeks shareholder approval of the Business Combination, the Sponsor and CEPO’s directors, officers and their respective affiliates may elect to purchase CEPO Class A Ordinary Shares from public shareholders, subject to any limitations under the Securities Exchange Act of 1934, which may influence a vote on the Business Combination and reduce the public “float” of CEPO Class A Ordinary Shares. Risks Related to Ownership of Pubco Class A Common Stock Following the Business Combination • Securities of companies formed through mergers with special purpose acquisition companies such as Pubco have been volatile. Accordingly, securities of companies such as Pubco, may be more volatile than other securities and may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger. • Volatility in Pubco’s share price could subject Pubco to securities class action litigation. • Currently, there is no public market for the shares of Pubco Class A Common Stock. Investors cannot be sure about whether an active trading market in Pubco Class A Common Stock will develop, what the market price of shares of Pubco Class A Common Stock would be or whether Pubco will successfully obtain authorization for listing on Nasdaq. • Pubco may or may not pay cash dividends in the foreseeable future. • Pubco may have shareholders which, through their potential voting control of Pubco, may be in a position to control actions that require shareholder approval and may make decisions that are adverse to other shareholders.

Risk Factors (Cont’d) 33 Risks Related to Ownership of Pubco Class A Common Stock Following the Business Combination (Cont’d) • Pubco expects to qualify as a controlled company under applicable stock exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof. • Holders of Pubco Class A Common Stock have no voting rights. As a result, holders of Pubco Class A Common Stock will not have any ability to influence stockholder decisions. • Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of Pubco Class A Common Stock. Risks Related to the Notes • Pubco’s indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes. • Pubco may be able to incur substantial indebtedness. This could exacerbate the risks to Pubco’s financial condition described above and prevent Pubco from fulfilling its obligations under the Notes. • Pubco’s obligation to offer to redeem the Notes upon the occurrence of a fundamental change will be triggered only by certain specified transactions, and may discourage a transaction that could be beneficial to the holders of Pubco Class A Common Stock and the Notes. • Pubco may not be able to generate sufficient cash to service all of its indebtedness, including the Notes, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful. • Pubco’s inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms or at all, would materially and adversely affect Pubco’s financial position and results of operations and Pubco’s ability to satisfy its obligations under the Notes. • The indenture for the Convertible Notes Private Placement (the “Indenture”) contains terms which restrict Pubco’s current and future operations, particularly its ability to respond to changes or to take certain actions. • The Indenture contains cross - default provisions that could result in the acceleration of all of Pubco’s indebtedness. • A lowering or withdrawal of the ratings assigned to Pubco’s debt securities by rating agencies, if any, may increase Pubco’s future borrowing costs and reduce its access to capital. • The Notes will be secured by a substantial portion of the assets of Pubco. As a result of these security interests, such assets would only be available to satisfy claims of Pubco’s general creditors or to holders of Pubco’s equity securities if Pubco were to become insolvent to the extent the value of such assets exceeded the amount of Pubco’s secured indebtedness and other obligations. In addition, the existence of these security interests may adversely affect Pubco’s financial flexibility. • Federal and state fraudulent transfer laws may permit a court to void the Notes and, if that occurs, the noteholders may not receive any payments on the Notes. • There is currently no trading market for the Notes. If an active trading market does not develop, then holders of Notes may be unable to sell their shares at desired times or prices, or at all. • Pubco may not have the ability to raise the funds necessary to settle conversions of the Notes, repurchase the Notes upon a fundamental change, purchase the Notes if tendered at the option of holders at the date specified in the indenture or repay the Notes in cash at their maturity, and Pubco’s future debt may contain limitations on its ability to pay cash upon conversion, redemption or repurchase of the Notes. • The conversion rate of the Notes may not be adjusted for all dilutive events that may occur. • The increase in the conversion rate applicable to the Notes that holders convert in connection with a make - whole fundamental change or notice of redemption may not adequately compensate holders of Notes for the lost option time value of the Notes as a result of that make - whole fundamental change. • Liquidity, regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the Notes and the ability of investors to implement a convertible note arbitrage trading strategy. • Upon conversion of the Notes, holders of Notes may receive less valuable consideration than expected because the value of Pubco Class A Common Stock may decline after such holders exercise their conversion right but before Pubco settles the conversion obligation. • Conversion or redemption may adversely affect a holder’s return on the Notes. • The accounting method for convertible debt securities that may be settled in cash, including the Notes, may have a material effect on Pubco’s reported financial results. • The market price of the shares of Pubco Class A Common Stock, which may fluctuate significantly, may directly affect the market price for the Notes. • The Notes are convertible into Pubco Class A Common Stock, and, as a result, holders of Notes will be subject to all of the risks associated with holding Pubco Class A Common Stock. Risks Related to the Shares of Convertible Preferred Stock • There is currently no trading market for the Convertible Preferred Stock. If an active trading market does not develop, then holders of shares of Convertible Preferred Stock may be unable to sell their shares at desired times or prices, or at all. • The conversion rate of the share of Convertible Preferred Stock may not be adjusted for all dilutive events or other events that may adversely affect the value of the shares of Convertible Preferred Stock that may occur. • Holders of Convertible Preferred Stock may be unable to convert their shares of Convertible Preferred Stock at the times they desire, and the value of the perpetual strike preferred stock could be less than the value of the consideration into which such shares of Convertible Preferred Stock could otherwise be converted. • Upon conversion of the shares of Convertible Preferred Stock, holders of Convertible Preferred Stock may receive less valuable consideration than expected because the value of Pubco Class A Common Stock may decline after holders exercise their conversion right but before Pubco settles the conversion obligation.

Risk Factors (Cont’d) 34 Risks Related to the Shares of Convertible Preferred Stock (Cont’d) • Conversion or redemption of the shares of Convertible Preferred Stock may adversely affect return on the shares of Convertible Preferred Stock. • The market price of the shares of Pubco Class A Common Stock may fluctuate significantly and may directly affect the market price for the shares of Convertible Preferred Stock. • The shares of Convertible Preferred Stock are convertible into Pubco Class A Common Stock, and, as a result, holders of Convertible Preferred Stock will be subject to all of the risks associated with holding Pubco Class A Common Stock. • Holding shares of Convertible Preferred Stock does not, in itself, confer any rights with respect to underlying shares of Pubco Class A Common Stock (including voting rights or rights to receive any dividends or other distributions on shares of Pubco Class A Common Stock). • Pubco may not have sufficient funds to pay dividends in cash on the shares of Convertible Preferred Stock, or Pubco may choose not to pay dividends on such shares and regulatory and contractual restrictions may prevent Pubco from declaring or paying dividends. • The Convertible Preferred Stock are expected to be senior to the Pubco Class A Common Stock and junior to any existing and future indebtedness. As such, if Pubco liquidates, dissolves or winds up, then Pubco assets will be available to distribute to equity holders, including holders of shares of Convertible Preferred Stock and holders of shares of Pubco Stock, only if all of Pubco’s then - outstanding indebtedness is first paid in full. The remaining assets, if any, would then be allocated among holders of equity securities in accordance with their respective liquidation rights and preferences, including the liquidation preference of holders of shares of Convertible Preferred Stock over holders of shares of Pubco Class A Common Stock. • Pubco may issue preferred stock in the future that ranks equally with or senior to the shares of Convertible Preferred Stock with respect to dividends and liquidation rights, which may adversely affect the rights of holders of shares of Convertible Preferred Stock and holders of shares of Pubco Class A Common Stock. • Pubco does not currently expect that the shares of Convertible Preferred Stock will have any voting rights. Pubco may choose to implement such voting rights in the future. • Pubco will have the right to redeem the shares of Convertible Preferred Stock in certain circumstances. Investment in the shares of Convertible Preferred Stock may be harmed if such redemption were to occur. Similarly, Pubco may choose not to redeem any shares of Convertible Preferred Stock. In either case, investors may be unable to reinvest any proceeds or anticipated proceeds from their investment in comparable investments at favorable dividend or interest rates. • The accounting method for the shares of Convertible Preferred Stock may result in lower reported net earnings attributable to common stockholders. • Recent and future regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the Convertible Preferred Stock and the ability of investors to implement a convertible arbitrage trading strategy. • Tax rules applicable to holding, conversion and dividends relating to shares of Convertible Preferred Stock could result in adverse consequences to the holders thereof. Risks Related to Taxation • Unrealized fair value gains on Pubco’s Bitcoin holdings could cause Pubco to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022. • If CEPO is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences as a result of the Business Combination. • Investors may have to pay U.S. federal income tax if Pubco adjusts the conversion rate of either the Notes or the Convertible Preferred Stock in certain circumstances, even if you do not receive any cash.